Exhibit 99.1

Change in Control

Change in Control Policy

Policy Objectives

-	To provide incentives to ensure management acts in the best interests of shareholders

-	To retain key executives before and during a Change in Control transition

-	To protect key executives’ compensation and benefits during a Change in Control transition

-	To provide protection to key executives who may be asked to defend against hostile takeovers

Definitions

“Change in Control” or “CIC” means the happening of any of the following:

(i)
when any "person" within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than the PartnerRe Ltd. (the “Company”), a subsidiary or any employee benefit plan(s) sponsored by the Company or any subsidiary, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of forty percent (40%) or more of the then outstanding Common Shares; or

(ii)
at any time during a period of 12 consecutive months, when individuals who constitute the Board on the effective date of this Policy, cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the effective date of this definition, whose election, or nomination for election by the Company's shareholders, was on the recommendation or with the approval of at least a majority of the directors comprising the Board on the effective date of this definition (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (ii), considered as though such person were a member of the Board on the effective date of this definition;

(iii)	all or substantially all of the assets of the Company are sold, liquidated or distributed (in one or a series of related transactions); or

(iv)
there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a "Transaction"), other than with a wholly-owned subsidiary and other than a merger or consolidation, that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such Transaction.

"Cause" means if a Participant is terminated by the Company as the result of the Participant engaging in serious negligence or willful misconduct which is materially monetarily injurious to the Company and its subsidiaries on a consolidated basis, or the Participant’s conviction or a plea of guilty or a plea of no contest of the Executive for a serious criminal act. For purposes of this paragraph, no act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of PartnerRe and the Company.

"Good Reason" means the assignment to the Participant by the Company of duties inconsistent with his/her position, authority, duties, responsibilities or status with the Company, a material reduction in compensation or benefits without the Participant’s consent or any other material change in the conditions of employment.

Participant Approval

Employees entitled to CIC award provisions (“Participants”) will receive a letter confirming the terms and conditions of their CIC provisions and conditions referencing this Policy.

Eligibility pursuant to this Policy with respect to Tier 1 and Tier 2 Participants must be approved by the Compensation Committee of the Board of Directors.  Eligibility pursuant to this Policy and with respect to Tier 3 Participants must be approved in writing by the Group CEO or his delegate.

CIC Transition Period

“CIC Transition Period” means the period following the Change in Control during which CIC award provisions may be claimed by a Participant under specific conditions as outlined herein.

The CIC Transition Period for all Participants is 24 months following the date of the CIC.

CIC Award Conditions

Participants are entitled to CIC award provisions under the following conditions:

-	CIC, as defined herein, has occurred within the last 24 months.
-	The Participant is terminated by the Company for reasons other than death, disability or “Cause” or the Participant terminates with “Good Reason”, as defined herein, during the CIC Transition Period.

CIC Award Provisions by Tier Level

The CIC award provisions for each Participant are defined by the tier level of the Participant.

Group Chief Executive Officer	Tier 1
Executive Committee Member	Tier 2
Other	Tier 3

Tier 1

Award provision entitlements are as follows:

-	3 times current annual base salary and average annualized annual incentive over prior 3 years
-	Prorata target annual incentive for year of termination
-	Health and Welfare benefit continuation for 3 years
-	Housing and Car continuation for 3 months, as appropriate
-
If an excise tax is triggered under U.S. Federal tax law, either a reduction of any payments and benefits to the extent required to avoid the excise tax or the payments and benefits as is with no reduction, depending on which result would be better for the Participant.

Tier 2

Award provision entitlements are as follows:

-	2 times current annual base salary and average annualized annual incentive over prior 3 years
-	Prorata target annual incentive for year of termination
-	Health and Welfare benefit continuation for 2 years
-	Housing and Car continuation for 3 months, as appropriate
-
If an excise tax is triggered under U.S. Federal tax law, either a reduction of any payments and benefits to the extent required to avoid the excise tax or the payments and benefits as is with no reduction, depending on which result would be better for the Participant.

Tier 3

Award provision entitlements are as follows:

-	1 times current annual base salary
-	1 times target annual incentive for year of termination
-
If an excise tax is triggered under U.S. Federal tax law, either a reduction of any payments and benefits to the extent required to avoid the excise tax or the payments and benefits as is with no reduction, depending on which result would be better for the Participant.

Treatment of Equity Awards
The treatment of equity awards upon Change in Control is detailed within the equity plan document from which each award was granted.

Non-accumulation of Benefits
CIC award provisions will be reduced by any indemnities or other amounts to which Participants are entitled by reason of termination of employment under any local legal or regulatory requirements.

Governing Document
In the event that any of the terms laid down in the Participant’s employment or separate CIC agreement conflict with the provisions of this Policy, the employment or separate CIC agreement will prevail.

Policy Administration
The PartnerRe Ltd. Change in Control Policy is approved and administered by the Compensation Committee of the Board of Directors.  Policy implementation and reporting is managed by Group Human Resources.